UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

				Amendment No. 2

                             Waterside Capital Corporation
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                                (Name of Issuer)

                                 Common Stock
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                         (Title of Class of Securities)

                                     941872102
                      -------------------------------------
                                 (CUSIP Number)

                                    December 31, 2010
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             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)









CUSIP No. 941872102
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Palladium Registered Investment Advisors
      26-0728851
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) | |
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Norfolk, VA
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                  5     SOLE VOTING POWER

                        79704
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              138282
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      138282
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
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12    TYPE OF REPORTING PERSON*

      IA
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Item 1.

      (a)         Name of Issuer: Waterside Capital Corporation

      (b)         Address of Issuer's Principal Executive Offices:

                  500 East Main St., STe 800
		  Norfolk, VA 23510

Item 2.

      (a)  Name of Person Filing:

           Palladium Registered Investment Advisors


      (b)  Address of Principal Business Office:

           999 Waterside Drive, Ste 800
	   Norfolk, VA 23510

      (c)  Citizenship: Norfolk, Virginia, U.S.A.



      (d)  Title of Class of Securities: Common Stock


      (e)  CUSIP Number: 941872102

Item 3.

      	Not Applicable

Item 4. Ownership

      (a)  Amount Beneficially Owned: 138282

      (b)  Percent of Class:  8.0%

      (c)  Number of Shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:  79704

         (ii)  Shared power to vote or to direct the vote:  0

        (iii)  Sole power to dispose or to direct the disposition of:  138282

         (iv)  Shared power to dispose or to direct the disposition of:  0




Item 5. Ownership of Five Percent or Less of a Class

      	Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      	Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      	Not Applicable

Item 8. Identification and Classification of Members of the Group

      	Not Applicable

Item 9. Notice of Dissolution of Group

      	Not Applicable

Item 10. Certification

	Not Applicable




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                 2/01/2011
                              ---------------------------------------------
                                                  Date



                              /s/ Nancy Renshaw
                              ---------------------------------------------
                                                Signature

                              Nancy Renshaw/Chief Compliance Officer
                              ---------------------------------------------
                                               Name/Title